Exhibit 10.19

CDW CORPORATION

COMPENSATION PROTECTION PLAN

(Amended and Restated Effective January 1, 2009)

The CDW Corporation Compensation Protection Plan (the “Plan”), as originally adopted effective December 10, 2002, and thereafter amended and restated effective August 10, 2005, hereby is amended and restated effective January 1, 2009.

This Plan is intended to provide qualifying Participants (as defined in Section 2) whose employment with the Company (as defined in Section 1) has been involuntarily terminated under the circumstances described herein with specified severance pay and benefits in accordance with the provisions set forth below.

1. Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

(a) “Accrued Obligations” means, as of the Termination Date, the sum of (1) the Participant’s base salary through the Termination Date to the extent not theretofore paid and (2) any compensation previously deferred by the Participant (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means:

(1) the Participant’s refusal to perform duties properly assigned which are consistent with the scope and nature of the Participant’s position, or (2) the Participant’s commission of an act materially detrimental to the financial condition and/or goodwill of the Company or any of its subsidiaries, or (3) the Participant’s gross negligence or willful misconduct in the performance of duties to the Company or its subsidiaries, or (4) the Participant’s commission of any act of theft, fraud, dishonesty or breach of trust involving the Company or any of its subsidiaries, or (5) the Participant’s commission of a felony or (6) any breach by the Participant of one or more covenants contained in the Noncompetition Agreement, or (7) the material violation by the Participant of any of the Company’s written policies or the violation by the Participant of any statutory or common law duty of loyalty to the Company or its subsidiaries.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation and Stock Option Committee of the Board.

(f) “Company” means CDW Corporation, an Illinois corporation, and its successors and assigns; provided, however, that in the event of the consummation of a transaction initiated by the Company involving the formation of a direct or indirect holding company of the Company for an internal legal or business purpose in which the holders of the outstanding voting securities of the Company become the holders of the outstanding voting securities of such holding company in substantially the same proportions, all references to the “Company” herein shall be deemed to be references to the new holding company.

(g) “Effective Date” means the date set forth in Section 8(k) of this Plan.

(h) “Noncompetition Agreement” means the Noncompetition Agreement in the form of Exhibit A.

(i) “Nonqualifying Termination” means termination of the Participant’s employment under any of the following circumstances: (1) a termination for Cause, (2) a termination due to the Participant’s death, (3) a termination due to the Participant’s absence from the Participant’s duties with the Company on a full-time basis for at least 180 days out of any 12-month period as a result of the Participant’s incapacity due to physical or mental illness; (4) a termination due to the retirement of the Participant; (5) a termination of employment by the Participant; (6) the transfer of the Participant’s employment to a subsidiary or affiliate of the Company; (7) the divestiture by the Company of the subsidiary, division or operation that employs the Participant and the continuance, or offer, of employment by the new or acquiring entity of cash compensation no less favorable to the Participant in the aggregate as in effect immediately prior to such disposition or of such other terms and conditions acceptable to the Participant; or (8) a termination of employment of a Participant under circumstances which entitle the Participant to receive salary and bonus replacement pursuant to the terms of the Company’s Transitional Compensation Plan or a Transitional Compensation Agreement with the Company.

(j) “Participant” has the meaning specified in Section 2 of this Plan.

(k) “Plan Administrator” means any person or committee, including any officer or employee of the Company, designated by the Committee and having the authority determined by the Committee.

(l) “Severance Period” means the period commencing on the Termination Date and ending on the first anniversary of the Termination Date.

(m) “Termination Date” with respect to a Participant means the date on which the Participant separates from service, within the meaning of Section 409A of the Code.

(n) “Termination Year Bonus” means the annual incentive bonus which would have been earned by the Participant under the Company’s Senior Management Incentive Plan or any comparable successor plan if the Participant had remained employed by the Company for the full fiscal year in which the Termination Date occurs.

2. Participation. A “Participant” shall be any person who is employed by the Company and who, after recommendation by the Committee, is approved by the Board, in its sole discretion, as a participant in this Plan. No Participant shall be a participant or have any rights hereunder unless the Participant signs an acknowledgment in the form of Exhibit B and the Noncompetition Agreement, within 30 days after the Board approves his or her participation in this Plan or within such later time as determined by the Committee in its sole discretion. For purposes of this Plan, employment with the Company shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

3. Severance Benefits. (a) If the employment of a Participant is terminated by the Company, other than by reason of a Nonqualifying Termination, and the Participant executes a general release agreement substantially in the form of Exhibit C hereto (the “Release Agreement”) within 60 days of the Termination Date and has not revoked the Release Agreement, the Company shall provide to the Participant, in consideration of the general release set forth in Section 2 of the Release Agreement, the obligations of the Participant contained in the Noncompetition Agreement and other good and valuable consideration, the following benefits:

(1) Payment of an amount equal to (i) the Termination Year Bonus multiplied by a fraction, the numerator of which is the number of days of the fiscal year in which the Termination Date occurs during which the Participant was employed by the Company and the denominator of which is 365, less (ii) any amounts previously paid to the Participant in respect of such Termination Year Bonus during such fiscal year, such amount to be payable on the same basis and at the same time as if the Participant’s employment with the Company had continued (or at such other time as required by Section 7 hereof);

(2) Continuation during the Severance Period (or at such other time as required by Section 7 hereof) in accordance with the Company’s regular payroll practices of salary replacement amounts equal to the Participant’s base salary from the Company and its affiliated companies in effect immediately prior to the Termination Date;

(3) Payment of an aggregate bonus replacement amount equal to one hundred percent (100%) of the Participant’s Termination Year Bonus, such aggregate amount to be payable at the end of the Severance Period (or at such other time as required by Section 7 hereof); provided, however, that if the Termination Year Bonus is not calculable at the time a payment is required to be made pursuant to this Section 3(a)(3), such payment shall be made within 30 days after the Termination Year Bonus is so calculated (or at such other time as required by Section 7 hereof);

(4) Continuation, for the Severance Period, of medical, dental, accident and life insurance coverage on terms comparable to those which would have been provided if the Participant’s employment with the Company had continued for that time, with the payment for such insurance coverage to be made on the same basis as if the Participant’s employment with the Company had continued for that time; provided, however, that the Company’s obligation to provide each such type of insurance coverage shall cease as of the date that the Participant becomes eligible for such type of insurance coverage under a plan or agreement of a subsequent employer. Each Participant shall be obligated to notify the Company of such Participant’s eligibility for insurance coverage under a plan or agreement of a subsequent employer on or before the date that such eligibility commences. The Company may determine that it is not reasonably practicable to provide a type of comparable insurance coverage required by this Section 3(a)(4) for reasons other than cost, in which event the Company shall reimburse the Participant for the excess, if any, of (i) the amount necessary for the Participant to acquire comparable coverage over (ii) the amount, if any, that the Participant would have paid for such coverage if it had been provided by the Company, and the Company shall gross-up the Participant for any taxes the Participant may owe on such reimbursement. Any such reimbursement and gross-up payment shall be made not later than 90 days after the date on which the Participant submits to the Company all required documentation evidencing the reimbursable expense or tax payment, but in no event later than the end of the calendar year following the calendar year in which the expense was incurred or tax obligation paid. The Company’s obligation to make any such reimbursements or gross-up payments shall cease at such time as the Participant becomes eligible under a plan or agreement of a subsequent employer for the type of insurance coverage for which the Participant is being compensated; and

(5) Outplacement services for a period of two years after the Termination Date with a firm selected by the Company, to commence within a reasonable time following the Termination Date. Payments pursuant to this Section 3(a)(5) shall not exceed $20,000 in the aggregate for such two-year period and shall be made directly to such outplacement firm upon submission of proper documentation to the Company.

(b) If the employment of a Participant is terminated by the Company, the Company shall pay the Participant all Accrued Obligations within 15 days following the Termination Date; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation or annual incentive compensation shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Participant.

(c) If a Participant breaches any of the covenants in the Noncompetition Agreement, including any noncompetition, nonsolicitation or confidentiality covenants contained therein, (i) the Participant’s entitlement to the payments and benefits set forth in Section 3(a) shall be null and void, (ii) all rights to receive or continue to receive severance payments and benefits shall thereupon cease and (iii) the Participant shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, the Participant pursuant to Section 3(a). The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief.

4. Plan Administration; Claims Procedure.

(a) Except as otherwise provided herein, this Plan shall be administered by the Committee. The duties and authority of the Committee under this Plan shall include (i) the interpretation of the provisions of this Plan, (ii) the adoption of any rules and regulations which may become necessary or advisable in the operation of this Plan, (iii) the making of such determinations as may be permitted or required pursuant to this Plan (including the characterization of a Participant’s termination under this Plan), and (iv) the taking of such other actions as may be required for the proper administration of this Plan in accordance with its terms. Any decision of the Committee with respect to any matter within the authority of the Committee shall be final, binding and conclusive upon the Company and each Participant, former Participant, beneficiary, and each person claiming under or through any Participant or beneficiary. Any action taken by the Committee with respect to any one or more Participants shall not be binding on the Committee as to any action to be taken with respect to any other Participant. Each determination required or permitted under this Plan shall be made by the Committee in its sole and absolute discretion.

(b) Any Participant whose employment has terminated who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Committee (or, if applicable, the Plan Administrator) to be payable, may file a claim in writing with the Committee (or, if applicable, the Plan Administrator), specifying the reasons for such claim. The Committee (or, if applicable, the Plan Administrator) shall, within 90 days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 days after such receipt), send a written notification to the Participant as to the disposition of such claim. Such notification shall be written in a manner calculated to be understood by the claimant and in the event that such claim is denied in whole or in part, shall (i) state the specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant may appeal the denial of such claim. The Participant (or his or her duly authorized representative) may request a review of the denial of any such claim or portion thereof by making application in writing to the Committee (or, if applicable, the Plan Administrator) within 60 days after receipt of such denial. Such Participant (or his or her duly authorized representative) may, upon written request to the Committee (or, if applicable, the Plan Administrator), review any documents pertinent to such claim, and submit in writing issues and comments in support of such claim. Within 60 days after receipt of a written appeal (unless special circumstances require an extension of time, but in no event more than 120 days after such receipt), the Committee (or, if applicable, the Plan Administrator) shall notify the Participant of the final decision with respect to such claim. Such decision shall be written in a manner calculated to be understood by the claimant and shall state the specific reasons for such decision and make specific references to the pertinent Plan provision on which the decision is based.

(c) The Committee is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other persons as the Committee deems necessary or advisable for the performance of its duties under this Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of this Plan. All reasonable fees and expenses of such persons shall be borne by the Company.

5. Withholding Taxes; Authorized Deductions. The Company shall withhold from all payments due under this Plan to each Participant (or his or her beneficiary or estate) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom. The Company may also reduce the amounts otherwise payable pursuant to Section 3(a) hereof to satisfy the Participant’s required contributions for the insurance coverages being provided hereunder.

6. Amendment and Termination.

(a) The Company shall have the right, in its sole discretion, pursuant to action by the Board, to approve the amendment or termination of this Plan, which amendment or termination shall not become effective until the date fixed by the Board for such amendment or termination, which date, in the case of an amendment which would be adverse to the interests of any Participant or in the case of termination, shall be at least 180 days after notice thereof is given by the Company to the Participants in accordance with Section 8(j) hereof.

(b) The Board may, at any time, remove a Participant from participation in this Plan. Any such removal shall take effect no earlier than 180 days after the date notice of such removal is given to the Participant.

7. Section 409A Compliance. This Plan shall be interpreted and construed in a manner that avoids the imposition of additional taxes and penalties under Section 409A of the Code (“409A Penalties”). The Company may amend the terms of the Plan to avoid such 409A Penalties, to the extent possible, without adversely affecting the intended benefits hereunder. Notwithstanding any other provision in this Plan, if on the Termination Date (i) the Company is a publicly traded corporation and (ii) the Participant is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Plan constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Plan would be payable prior to the six-month anniversary of the Termination Date, such payment shall be delayed until the earlier to occur of (i) the six-month anniversary of the Termination Date or (ii) the date of the Participant’s death.

8. General Provisions.

(a) Except as otherwise provided below in this Section 8(a), any amount paid pursuant to this Plan shall be paid in lieu of any other amount of severance relating to salary, short-term incentive compensation or other bonus continuation to be received by the Participant upon termination of employment of the Participant under any severance plan, policy or arrangement of the Company. Subject to the foregoing, all rights of a Participant under any employee benefit plan maintained by the Company shall be determined in accordance with the provisions of such plan. For the avoidance of doubt, if a Participant is entitled to severance payments and benefits under the Company’s Transitional Compensation Plan or a Transitional Compensation Agreement with the Company, such Participant shall receive payments and benefits under the Transitional Compensation Plan or a Transitional Compensation Agreement, as the case may be, and no payments shall be made or benefits provided hereunder to such Participant.

(b) If the Company is obligated by law to pay severance pay, notice pay or other similar benefits, or if the Company is obligated by law to provide advance notice of separation (“Notice Period”), then any payments hereunder shall be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

(c) This Plan shall not be funded. No Participant entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company.

(d) Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto. If a Participant shall die while any amounts would be payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the estate of the Participant.

(e) To the fullest extent permitted by law, it is intended that the payments, benefits and rights of any Participant shall be free from any claim of any creditor and all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Participant. Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; and no attempted assignment or transfer thereof shall be effective.

(f) Neither the adoption of this Plan, nor any amendment hereof, nor the payment of any benefits, nor any other actions taken in respect of this Plan, shall be construed as giving any Participant the right to be retained in the service of the Company or any of its subsidiaries, and all Participants shall remain subject to discharge to the same extent as if this Plan had not been adopted.

(g) This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor to the Company or one of its subsidiaries. This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. In the event of the consummation of a transaction initiated by the Company involving the formation of a direct or indirect holding company of the Company for an internal legal or business purpose in which the holders of the outstanding voting securities of the Company become the holders of the outstanding voting securities of such holding company in substantially the same proportions, the provisions of this Plan shall be binding upon such holding company.

(h) The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan.

(i) If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included.

(j) All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the last known address of a Participant in the records of the Company or (ii) when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address in the records of the Company.

(k) This Plan was originally adopted effective December 10, 2002 (the “Effective Date”) and shall remain in effect unless and until terminated by the Board in accordance with the provisions of Section 6 hereof. Notwithstanding the foregoing, any such expiration shall not retroactively impair or otherwise adversely affect the rights of any Participant which have arisen prior to the date of such expiration.

(l) This Plan shall be governed by, and construed and enforced in accordance with the internal laws of the State of Illinois (without regard to principles of conflicts of laws) to the extent not preempted by Federal law, which shall otherwise control.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 17th day of December, 2008.

CDW CORPORATION

By:	/s/ John A. Edwardson
John A. Edwardson
Chairman and Chief Executive Officer

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